                                                                     Exhibit A

                                                                   News Release

[LOGO OF H.J. HEINZ COMPANY]
     WORLD HEADQUARTERS

D. Edward I. Smyth             Debora S. Foster
VP - Corp. Affairs             Gen. Mgr. - Corp. Communications
(412)456-5780                  (412)456-5778


John E. Kennedy                L. Michael Kelly, Jr.
Ketchum Public Relations
(412)456-3586                  (412)456-3840


    Heinz Targets Double-Digit Earnings Growth for Year; First Quarter Earnings Expected to Be Up; Because of "Deloading" Policy First Quarter Expected to Be Slightly Lower Than Analysts' Estimates



Pittsburgh, PA, August 9, 1996 - H.J. Heinz Company today stated that it expects its first-quarter earnings (to be released in early September) will be up on last year's first quarter but slightly below current analysts' estimates because of the implementation of the company's policy to reduce the impact of quarterly sales loads.

     Speaking at a yearly gathering with a number of securities analysts, Anthony J. F. O'Reilly, Heinz chairman and chief executive officer, said:
"We are determined to control the high cost of end-of-quarter sales loads in order to reduce working capital and production costs. We continue to target double-digit earnings growth for the full year and are pleased by the improvement in our operating performance. Our global sales are at record highs and the market shares and consumer consumption for our major brands continue to strengthen around the world. We expect robust unit sales growth together with higher pricing and significant cost-saving opportunities to contribute to our progress for the balance of the year."

     Over the years, food processors and retailers in the United States have tended to become co-dependent on end-of-quarter sales loads, thus boosting quarterly sales for the processor and increasing discounted prices for the retailer. The discontinuation of this practice involves a short-term reduction in sales for the processor but results in better returns on capital and greater efficiencies in the medium and long term.

                                     # #

Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230-0057


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                                                                      Exhibit B


                         [LOGO OF H.J. HEINZ COMPANY]


[PHOTO OF ANTHONY J.F. 0'REILLY HOLDING LARGE KETCHUP BOTTLE]

Record Year for Heinz

I am pleased to report that H.J. Heinz Company achieved record earnings in Fiscal 1996. Global sales reached $9.1 billion for the year, more than $1 billion higher than the record set last year. Earnings per share progressed in kind, increasing 10% to $1.75 from $1.59. Operating income increased 11% from $1.16 billion to $1.29 billion. Heinz continues to be attractive to investors seeking consistent, double-digit earnings growth. Over the past two fiscal years, Heinz's stock price appreciated 52% during a period that saw a major secondary stock offering of nearly 21.8 million shares, a three-for-two stock split and two dividend increases. The total return over that period for Heinz shareholders who reinvested their dividends was 67%, or more than 29% compounded annually.

Looking ahead, Heinz has excellent growth opportunities in six core categories where we are driving for global leadership. These categories are foodservice, infant foods, retail ketchup and condiments, pet food, tuna, and weight control.

What distinguishes these categories is that they are all very large; they are all growing globally; and, more importantly, they are all businesses in which Heinz enjoys leading brand positions and unique resources. We should also note that 26 of our brands will, this year, record sales of $100 million or more. Five additional brands are on the $100 million threshold. In summary, our growth plan is clear and achievable. We will continue to strengthen worldwide leadership and leverage in our six core categories. We will consolidate our acquisitions, relentlessly cut costs and attain higher standards in production efficiency. We will continue to grow overseas, with particular emphasis on emerging markets.

Sales................................         $9.11 billion
Operating Income.....................         $1.29 billion
Net Income...........................         $659 million


As I told security analysts last March, Heinz management possesses unique skills in marketing, operations and finance and in the mysterious art of making profits, and we are fortunate to be backed by the dedication of our 43,300 coworkers worldwide. Together, we are committed to achieving double-digit growth in Fiscal 1997 and to attaining and expanding world leadership in our six core categories.


/s/Anthony J.F. O'Reilly

Anthony J.F. O'Reilly
Chairman and Chief Executive Officer

For a copy of the 1996 H.J. Heinz Company Annual Report, call 412/456-6000